Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Deutsche DWS Securities Trust of our report dated January 24, 2019, relating to the financial statements and financial highlights, which appears in DWS RREEF MLP & Energy Infrastructure Fund’s Annual Report on Form N-CSR for the year ended November 30, 2018. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

February 24, 2020